Exhibit 99.1
FC-GEN Acquisition Holding, LLC and Subsidiaries
Consolidated Financial Statements
December 31, 2010 and 2009

Independent Auditors’ Report
The Board of Managers
FC-GEN Acquisition Holding, LLC
We have audited the accompanying consolidated balance sheets of FC-GEN Acquisition Holding, LLC and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FC-GEN Acquisition Holding, LLC and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 25, 2011

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31,
	2010	2009

Assets:
Current assets:
Cash and equivalents	$122,816	$109,573
Current portion of restricted cash and investments in marketable securities	43,994	41,376
Accounts receivable, net of allowances for doubtful accounts of $47,238 in 2010 and $41,467 in 2009	314,086	287,551
Prepaid expenses and other current assets	81,333	79,993
Current portion of deferred income taxes	43,028	40,832

Total current assets	605,257	559,325

Property and equipment, net of accumulated depreciation of $279,722 in 2010 and $197,068 in 2009	1,817,665	1,787,483
Restricted cash and investments in marketable securities	54,362	59,337
Other long-term assets	58,650	65,114
Identifiable intangible assets, net of accumulated amortization of $21,752 in 2010 and $17,521 in 2009	56,904	66,871
Goodwill	126,914	119,090

Total assets	$2,719,752	$2,657,220

Liabilities and Equity:
Current liabilities:
Current installments of long-term debt	$4,671	$10,432
Accounts payable	72,211	72,315
Accrued expenses	60,282	57,038
Accrued compensation	115,622	98,545
Accrued interest	9,598	22,189
Current portion of self-insurance liability reserves	54,990	57,350

Total current liabilities	317,374	317,869

Long-term debt	1,938,094	1,864,977
Deferred income taxes	248,214	252,424
Self-insurance liability reserves	102,588	105,878
Other long-term liabilities	95,299	84,682
Commitments and contingencies
FC-Gen Acquisition Holding, LLC members’ equity:
Capital stock, no par value, 1,500 shares authorized, 1,500 shares issued and outstanding	—	—
Additional paid-in capital	207,952	242,179
Accumulated deficit	(199,046)	(220,962)
Accumulated other comprehensive income	2,384	1,645

Total FC-GEN Acquisition Holding, LLC members’ equity	11,290	22,862

Noncontrolling interests	6,893	8,528

Total equity	18,183	31,390

Total liabilities and equity	$2,719,752	$2,657,220

See accompanying notes to the consolidated financial statements.

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS)

	Year ended December 31,
	2010	2009	2008

Net revenues	$2,506,724	$2,376,967	$2,237,590
Salaries, wages and benefits	1,553,119	1,464,757	1,364,004
Other operating expenses	502,751	493,655	496,950
General and administrative costs	121,971	115,212	127,154
Provision for losses on accounts receivable and notes receivable	28,688	21,578	20,862
Lease expense	24,393	23,999	27,952
Depreciation and amortization expense	86,824	85,151	83,232
Accretion expense	294	292	293
Interest expense	140,915	138,008	195,199
(Gain) loss on early extinguishment of debt	(407)	12,306	661
Investment income	(2,883)	(2,145)	(1,238)
Other loss (income)	1,191	2,238	(4,543)
Goodwill impairment	—	—	125,951
Long-lived asset impairment	14,493	17,358	10,787
Equity in net loss (income) of unconsolidated affiliates	320	(435)	(237)

Income (loss) before income tax expense (benefit)	35,055	4,993	(209,437)
Income tax expense (benefit)	10,138	17,105	(37,618)

Income (loss) from continuing operations	24,917	(12,112)	(171,819)
Income from discontinued operations, net of taxes	—	657	649

Net income (loss)	24,917	(11,455)	(171,170)
Less net income attributable to noncontrolling interests	(3,001)	(1,367)	(1,369)

Net income (loss) attributable to FC-GEN Acquisition Holding, LLC	$21,916	$(12,822)	$(172,539)

See accompanying notes to the consolidated financial statements.

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY AND OTHER COMPREHENSIVE INCOME (LOSS)
(IN THOUSANDS)

				Accumulated other
	Capital	Additional	Accumulated	comprehensive	Total members’	Noncontrolling
	stock	paid-in capital	deficit	income (loss)	equity	interests	Total equity

Balance at December 31, 2007	$—	$294,574	$(35,601)	$607	$259,580	$9,551	$269,131

Comprehensive loss:
Net loss	—	—	(172,539)	—
Net unrealized gain on marketable securities, net of tax	—	—	—	584
Net decrease to minimum pension liability, net of tax	—	—	—	(308)
Net unrealized loss on VIE interest rate swap, net of tax	—	—	—	(169)
Total comprehensive (loss) income					(172,432)	1,369	(171,063)
Tax expense under SOP 90-7	—	(1,390)	—	—	(1,390)	—	(1,390)
Capital contributed by parent	—	8,000	—	—	8,000	—	8,000
Distributions to parent	—	(26,400)	—	—	(26,400)	—	(26,400)
Disposition of noncontrolling interests	—	—	—	—	—	(3,357)	(3,357)
Distributions to noncontrolling interests	—	—	—	—	—	(1,177)	(1,177)

Balance at December 31, 2008	$—	$274,784	$(208,140)	$714	$67,358	$6,386	$73,744

Comprehensive loss:
Net loss	—	—	(12,822)	—
Net unrealized gain on marketable securities, net of tax	—	—	—	478
Net increase to minimum pension liability, net of tax	—	—	—	308
Net unrealized gain on VIE interest rate swap, net of tax	—	—	—	145
Total comprehensive (loss) income					(11,891)	1,367	(10,524)
Tax benefit under SOP 90-7	—	3,395	—	—	3,395	—	3,395
Distributions to parent	—	(36,000)	—	—	(36,000)	—	(36,000)
Acquisition of noncontrolling interests	—	—	—	—	—	2,411	2,411
Disposition of noncontrolling interests	—	—	—	—	—	(340)	(340)
Distributions to noncontrolling interests	—	—	—	—	—	(1,296)	(1,296)

Balance at December 31, 2009	$—	$242,179	$(220,962)	$1,645	$22,862	$8,528	$31,390

Comprehensive income:
Net income	—	—	21,916	—
Net unrealized gain on marketable securities, net of tax	—	—	—	688
Net unrealized gain on VIE interest rate swap, net of tax	—	—	—	51
Total comprehensive income					22,655	3,001	25,656
Tax benefit under SOP 90-7	—	1,773	—	—	1,773	—	1,773
Distributions to parent	—	(36,000)	—	—	(36,000)	—	(36,000)
Consolidation of noncontrolling interests	—	—	—	—	—	(3,097)	(3,097)
Disposition of noncontrolling interests	—	—	—	—	—	124	124
Distributions to noncontrolling interests	—	—	—	—	—	(1,663)	(1,663)

Balance at December 31, 2010	$—	$207,952	$(199,046)	$2,384	$11,290	$6,893	$18,183

See accompanying notes to the consolidated financial statements.

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Year ended December 31,
	2010	2009	2008

Cash flows from operating activities:
Net income (loss)	$24,917	$(11,455)	$(171,170)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash interest expenses	10,658	4,488	46,115
Other non-cash charges and (gains)	1,374	294	(913)
Depreciation and amortization	86,824	85,151	83,232
Provision for losses on accounts receivable and notes receivable	28,688	21,578	20,862
Equity in net loss (income) of unconsolidated affiliates	320	(435)	(237)
Provision for deferred taxes	(1,579)	13,564	(38,115)
Amortization of deferred rents	6,814	6,409	7,951
Other loss on purchase of joint venture	—	2,760	—
Gain on sale of discontinued operations	—	—	(1,374)
Goodwill impairment	—	—	125,951
Long-lived asset impairment	14,493	17,358	10,787
(Gain) loss on early extinguishment of debt	(407)	12,306	661
Changes in assets and liabilities:
Accounts receivable	(48,750)	(17,757)	(57,092)
Accounts payable and other accrued expenses and other	(357)	34,609	55,097

Total adjustments	98,078	180,325	252,925

Net cash provided by operating activities	122,995	168,870	81,755

Cash flows from investing activities:
Capital expenditures	(47,598)	(53,446)	(47,780)
Purchases of restricted cash and marketable securities	(106,756)	(412,996)	(1,008,306)
Proceeds on maturity or sale of restricted cash and marketable securities	108,763	412,683	984,428
Net change in restricted cash and equivalents	2,049	(3,704)	25,348
Purchases of inpatient centers	(18,509)	—	—
Proceeds from sale of inpatient assets	2,352	1,972	18,576
Investment in joint venture	—	(5,600)	—
Proceeds from notes receivable	770	—	7,851
Other, net	903	2,390	833

Net cash used in investing activities	(58,026)	(58,701)	(19,050)

Cash flows from financing activities:
Borrowings under revolving credit facility	—	—	25,000
Repayments under revolving credit facility	—	—	(25,000)
Proceeds from issuance of long-term debt	9,182	36,500	11,500
Repayment of long-term debt	(16,712)	(54,292)	(15,076)
Debt issuance costs	(6,533)	(17,928)	(8,000)
Distributions by noncontrolling interests	(1,663)	(1,718)	(13,306)
Capital contributed by parent	—	—	8,000
Distributions to parent	(36,000)	(36,000)	(26,400)

Net cash used in financing activities	(51,726)	(73,438)	(43,282)

Net increase in cash and equivalents	13,243	36,731	19,423
Cash and equivalents:
Beginning of period	109,573	72,842	53,419

End of period	$122,816	$109,573	$72,842

Supplemental disclosure of cash flow information:
Interest paid	$131,528	$133,132	$151,088
Taxes paid (refunded)	12,202	2,756	(5,716)

Non-cash financing activities:
Capital leases	$67,450	$31,589	$52,982
Assumption of long-term debt	8,302	12,667	—
See accompanying notes to the consolidated financial statements.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(1) General Information
     Description of Business
     FC-GEN Acquisition Holding, LLC (the Company) was formed in 2007 to hold the shares of the Company. The Company shall continue indefinitely unless terminated in accordance with its Second Amended and Restated Limited Liability Company Agreement and its members have no individual liability.
     The Company provides inpatient services through skilled nursing and assisted living centers primarily located in the eastern United States. The Company has 238 owned, leased, managed and jointly owned eldercare centers as of December 31, 2010. Revenues of the Company’s owned, leased and otherwise consolidated centers constitute approximately 84% of its revenues.
     The Company provides a range of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy. These services are provided by rehabilitation therapists and assistants employed or contracted at substantially all of the centers operated by the Company, as well as by contract to healthcare facilities operated by others. After the elimination of intercompany revenues, the rehabilitation therapy services business constitutes approximately 14% of the Company’s revenues.
     The Company provides an array of other specialty medical services, including respiratory health services, management services, physician services, hospitality services, staffing services and other healthcare related services.
     Basis of Presentation
     The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of management, the consolidated financial statements include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.
     Principles of Consolidation and Variable Interest Entities
     The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, its consolidated variable interest entities (VIEs) and certain other partnerships. All significant intercompany accounts and transactions have been eliminated in consolidation for all periods presented.
     The Company’s investments in VIEs in which it is the primary beneficiary are consolidated, while the investment in other VIEs in which it is not the primary beneficiary are accounted for under other accounting principles. Investments in and the operating results of 20% to 50% owned companies, which are not VIEs, are included in the consolidated financial statements using the equity method of accounting.
     Consolidated VIEs and Other Consolidated Partnerships
     At December 31, 2010 and 2009, the Company consolidated four VIEs. The total assets of the VIEs principally consist of property and equipment that serves as collateral for the VIEs’ non-recourse debt and is not available to satisfy any of the Company’s other obligations. Creditors of the VIEs, including senior lenders, have no recourse against the general credit of the Company. The consolidated VIEs at December 31, 2010 own and operate skilled nursing and assisted living facilities. The Company’s ownership interests in the consolidated VIEs range from 0% to 50% and the Company manages the day-to-day operations of the consolidated VIEs under management agreements. The Company’s involvement with the VIEs began in years prior to 2000.
     The Company consolidates two partnerships as it is the general partner in those entities and may exercise considerable control over the businesses without substantive kick out rights afforded to the limited partners. One of the partnerships is a jointly owned and managed skilled nursing facility. The second partnership owns the real estate of a skilled nursing facility leased to the Company. The total assets of these consolidated partnerships consist of property and equipment that serves as collateral for the partnerships’ non-recourse debt and is not available to satisfy any of the Company’s other obligations. Creditors of these consolidated partnerships, including senior lenders, have no recourse against the general credit of the Company.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     At December 31, 2010, total assets and non-recourse debt of the consolidated VIEs and other consolidated partnerships were $41.2 million and $32.2 million, respectively. At December 31, 2009, total assets and non-recourse debt of these consolidated partnerships were $37.8 million and $27.2 million, respectively.
     VIEs Not Consolidated
     Separate from the VIEs previously described, at December 31, 2010 and 2009, the Company is not the primary beneficiary of several additional VIEs and, therefore, those VIEs are not consolidated into its financial statements. The unconsolidated VIEs own and operate skilled nursing and assisted living facilities. The Company manages the day-to-day operations of these unconsolidated VIEs under management agreements. The Company’s involvement with 14 unconsolidated VIE’s began in 2008 followed by another two unconsolidated VIEs in 2009. The Company has determined that it is not the primary beneficiary of these VIEs. See note 12 — “Related Party Transactions.” Through a reassessment on January 1, 2010, the Company concluded these entities continued to be VIEs, it reaffirmed its conclusion that it is not the primary beneficiary of these entities, and that its involvement in management activities of these VIEs were not significant to its accompanying consolidated financial statements.
(2) Summary of Significant Accounting Policies
     Net Revenues and Accounts Receivable
     The Company receives payments through reimbursement from Medicaid and Medicare programs and directly from individual residents (private pay), third-party insurers and long-term care facilities.
     Inpatient services record revenue and the related receivables in the accounting records at the Company’s established billing rates in the period the related services are rendered. The provision for contractual adjustments, which represents the differences between the established billing rates and predetermined reimbursement rates, is deducted from gross revenue to determine net revenue. Retroactive adjustments that are likely to result from future examinations by third party payors are accrued on an estimated basis in the period the related services are rendered and adjusted as necessary in future periods based upon new information or final settlements.
     Rehabilitation therapy services and other ancillary services record revenue and the related receivables at the time services or products are provided or delivered to the customer. Upon delivery of products or services, the Company has no additional performance obligation to the customer.
     Use of Estimates
     The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowances for doubtful accounts and provisions for contractual adjustments; the valuation of derivatives, deferred tax assets, fixed assets, goodwill, intangible assets, investments and notes receivable; and reserves for employee benefit obligations, income tax uncertainties, asset retirement obligations and other contingencies. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.
     Cash and Equivalents
     Short-term investments that have a maturity of ninety days or less at acquisition are considered cash equivalents. Investments in cash equivalents are carried at cost, which approximates fair value.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Restricted Cash and Investments in Marketable Securities
     Restricted cash includes cash and money market funds principally held by the Company’s wholly owned captive insurance subsidiary, which is substantially restricted to securing the outstanding claims losses. The restricted cash and investments in marketable securities balances at December 31, 2010 and 2009 were $98.4 million and $100.7 million, respectively.
     Restricted investments in marketable securities, comprised of fixed interest rate securities, are considered to be available-for-sale and accordingly are reported at fair value with unrealized gains and losses, net of related tax effects, included within accumulated other comprehensive income (loss), a separate component of equity. Fair values for fixed interest rate securities are based on quoted market prices. Premiums and discounts on fixed interest rate securities are amortized or accreted over the life of the related security as an adjustment to yield.
     A decline in the market value of any security below cost that is deemed other-than-temporary is charged to income, resulting in the establishment of a new cost basis for the security. Realized gains and losses for securities classified as available for sale are derived using the specific identification method for determining the cost of securities sold.
     Allowance for Doubtful Accounts
     The Company utilizes the “aging method” to evaluate the adequacy of its allowance for doubtful accounts. This method is based upon applying estimated standard allowance requirement percentages to each accounts receivable aging category for each type of payor. The Company has developed estimated standard allowance requirement percentages by utilizing historical collection trends and its understanding of the nature and collectibility of receivables in the various aging categories and the various segments of the Company’s business. The standard allowance percentages are developed by payor type as the accounts receivable from each payor type have unique characteristics. The allowance for doubtful accounts also considers accounts specifically identified as uncollectible. Accounts receivable that Company management specifically estimates to be uncollectible, based upon the age of the receivables, the results of collection efforts, or other circumstances, are reserved for in the allowance for doubtful accounts until they are written-off.
     Prepaid Expenses and Other Current Assets
     Prepaid expenses and other current assets principally consist of expenses paid in advance of the provision of services, inventories of nursing center food and supplies, non-trade receivables and $14.2 million and $16.8 million of escrowed funds held by third parties at December 31, 2010 and 2009, respectively, in accordance with loan and other contractual agreements.
     Property and Equipment
     Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over estimated useful lives of 20-35 years for building improvements, land improvements and buildings, and 3-15 years for equipment, furniture and fixtures and information systems. Depreciation expense on leasehold improvements and assets held under capital leases is calculated using the straight-line method over the lesser of the lease term or the estimated useful life of the asset. Expenditures for maintenance and repairs necessary to maintain property and equipment in efficient operating condition are charged to operations as incurred. Costs of additions and betterments are capitalized. Interest costs associated with major construction projects are capitalized in the period in which they are incurred.
     Total depreciation expense from continuing operations for the years ended December 31, 2010, 2009 and 2008 was $85.6 million, $83.9 million, and $82.0 million, respectively.
     Allowance for Notes Receivable
     The Company classifies its notes receivable balances, net of allowances, in other long-term assets in its consolidated balance sheets. These long-term receivables represent the net realizable value of the Company’s loans receivable resulting principally from the conversion of trade accounts receivable and consideration received for certain enterprise sales transactions. The notes include varying payment terms, rates of interest and maturity dates based upon circumstances specific to each agreement. At least annually, the Company reviews the collectibility of its notes receivable on an individual basis to determine possible impairments and/or non-accrual status for interest terms. Impairments or write-downs to net realizable value are recorded in the consolidated statements of operations as a component of the provision for losses on accounts receivable and notes receivable. Subsequent recoveries of reserved notes receivable are recorded as a reduction to the provision for losses on accounts receivable and notes receivable in the period of such recovery.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Long-Lived Assets
     The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. Long-lived asset impairment charges of $14.5 million and $17.4 million were recorded in the year ended December 31, 2010 and 2009, respectively, in connection with the impairment tests.
     The Company performs an impairment test for goodwill with an indefinite useful life annually or more frequently if adverse events or changes in circumstances indicate that the asset may be impaired. The Company performs its annual impairment test as of September 30, of each year. See note 16 — “Asset Impairment Charges.”
     Self-Insurance Risks
     The Company provides for self-insurance risks for both general and professional liability and workers’ compensation claims based on estimates of the ultimate costs for both reported claims and claims incurred but not reported. Estimated losses from asserted and incurred but not reported claims are accrued based on the Company’s estimates of the ultimate costs of the claims, which includes costs associated with litigating or settling claims, and the relationship of past reported incidents to eventual claims payments. All relevant information, including the Company’s own historical experience, the nature and extent of existing asserted claims and reported incidents, and independent actuarial analyses of this information is used in estimating the expected amount of claims. The Company also considers amounts that may be recovered from excess insurance carriers in estimating the ultimate net liability for such risks.
     Income Taxes
     Deferred income taxes arise from the recognition of the tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets are recovered or liabilities are settled. The Company also recognizes as deferred tax assets the future tax benefits from net operating loss (NOL) carryforwards. A valuation allowance is provided for these deferred tax assets if it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Comprehensive Income (Loss)
     Comprehensive income (loss) includes changes to equity during a period, except those resulting from investments by and distributions to members. The components of comprehensive income (loss) are shown in the consolidated statements of equity.
     Leases
     Lease arrangements are capitalized when such leases convey substantially all the risks and benefits incidental to ownership. Capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features. Amortization related to capital leases is included in the consolidated statements of operations within depreciation and amortization expense.
     For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as lease expense on a straight-line basis over the applicable lease terms and any periods during which the Company has use of the property but is not charged rent by a landlord. Lease terms, in most cases, provide for rent escalations and renewal options.
     Favorable and unfavorable lease amounts are recorded as components of other identifiable intangible assets and other long-term liabilities, respectively, when the Company purchases businesses that have lease agreements. Favorable and unfavorable leases are amortized to lease expense on a straight-line basis over the remaining term of the leases. Upon early termination of a lease, due to non-renewal, the favorable or unfavorable lease contract balance associated with the lease contract is recognized as a loss or gain in the consolidated statement of operations.
     Reimbursement of Managed Property Labor Costs
     The Company manages the operations of 52 independently and jointly owned eldercare centers, including consolidated VIEs, and three transitional care units as of December 31, 2010. Under most of these arrangements, the Company employs the operational staff of the managed center for ease of benefit administration and bills the related wage and benefit costs on a dollar-for-dollar basis to the owner of the managed property. In this capacity, the Company operates as an agent on behalf of the managed property owner and is not the primary obligor in the context of a traditional employee/employer relationship. Historically, the Company has treated these transactions on a “net basis,” thereby not reflecting the billed labor and benefit costs as a component of its net revenue or expenses. For the years ended December 31, 2010, 2009 and 2008, the Company billed its managed clients $125.3 million, $120.7 million and $112.9 million, respectively, for such labor related costs.
     Derivative Financial Instruments
     The Company recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. The fair value adjustments will affect either equity or net income, depending on whether the derivative instrument is designated as or qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. The Company uses interest rate swap and interest rate cap agreements for the specific purpose of hedging the exposure to variability in market rates of interest.
     Asset Retirement Obligations
     The fair value of a liability for an asset retirement obligation is recognized in the period when the asset is placed in service. The fair value of the liability is estimated using discounted cash flows. In subsequent periods, the retirement obligation is accreted to its future value or the estimate of the obligation at the asset retirement date. The accretion charge is reflected separately on the consolidated statement of operations. A corresponding retirement asset equal to the fair value of the retirement obligation is also recorded as part of the carrying amount of the related long-lived asset and depreciated over the asset’s useful life.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Recently Issued Accounting Standards
     Business Combinations Pro Forma Disclosures
     In December 2010, the Financial Accounting Standards Board (FASB) issued amended guidance to clarify the acquisition date that should be used for reporting pro-forma financial information for business combinations. If comparative financial statements are presented, the pro-forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been completed as of the beginning of the comparable prior annual reporting period. The amendments in this guidance are effective prospectively for business combinations for which the acquisition date is on or after January 1, 2011. This guidance is for disclosure purposes only and will not have any impact on the Company’s financial position, cash flows or results of operations.
     Goodwill Impairment Testing
     In December 2010, the FASB issued amendments to the guidance on goodwill impairment testing. The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In making that determination, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The amendments are effective for nonpublic entities for fiscal years beginning January 1, 2012 and are not expected to have a material impact on the Company’s financial position, cash flows or results of operations.
     Recently Adopted Accounting Standards
     Fair Value Measurements
     In January 2010, the FASB issued additional disclosure requirements for fair value measurements for transfers in and out of Levels 1 and 2 and for activity in Level 3. This guidance also clarifies certain other existing disclosure requirements including level of desegregation and disclosures around inputs and valuation techniques. This guidance was effective for the Company beginning January 1, 2010, except for the requirement to provide the Level 3 activity for purchases, sales, issuances, and settlements on a gross basis. That requirement is effective for the Company effective January 1, 2011. This guidance is for disclosure purposes only and will not have any impact on the Company’s financial position, cash flows or results of operations.
     Variable Interest Entities
     In June 2009, the FASB amended ASC 810, Consolidation, to provide additional guidance on determining whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE based on the power to direct the activities of the VIE and the obligation to absorb losses of the VIE. The guidance requires an entity to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance. Additionally, the guidance requires an entity to assess, on an ongoing basis, whether or not it continues to be the primary beneficiary of a VIE. The guidance is effective for annual reporting periods beginning after November 15, 2009. This guidance was effective for the Company beginning January 1, 2010. The guidance did not have any impact on its financial position, cash flows or results of operations.
(3) Significant Transactions and Events
     Asset Purchases
     In May 2010, the Company completed the acquisition of the real estate of a previously leased 190 bed skilled nursing facility for $8.3 million.
     On November 30, 2010, the Company entered into agreements to lease six skilled nursing facilities and purchase a renal dialysis business, each located in Maryland. The landlord of the properties is a related party affiliate of the Company’s parent (the Parent). Initial rent will be $7.5 million per year with 2.5% annual escalation. In addition to an annual lease payment, the Company paid $10.3 million in the transaction to acquire the operations of the leased facilities and the dialysis business. The lease will be accounted for as a capital lease. The transaction preliminarily added $69.9 million of property and equipment, $7.8 million of long-lived assets and $67.5 million of capital lease obligation.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Consolidation of a VIE
     In May 2010, the Company entered into a series of agreements with an unaffiliated third party that resulted in the Company determining that the entity was a VIE and the Company was the primary beneficiary and therefore consolidated the VIE as of June 1, 2010. Prior to these agreements, the Company managed the operations of the skilled nursing and assisted living facility, the VIE, as well as three other skilled nursing facilities having the same parent organization. Through the agreements, the Company extended to the VIE a line of credit for construction and working capital needs up to $9.0 million ($3.2 million was drawn as of December 31, 2010). In addition, the Company received an extension of its contract to manage the VIE for 15 years, and was granted a fixed price purchase option of substantially all the assets exercisable at any time at a base price of $16.9 million. The purchase option expires March 31, 2020.
     Investment in Joint Ventures
     In December 2009, the Company made an investment of $5.0 million and received a one-third interest in an unconsolidated joint venture. The Company accounts for its interest under the equity method.
     On August 1, 2009, the Company completed a transaction in which it purchased an additional one-third ownership interest in a skilled nursing facility in Massachusetts for cash consideration of $1.1 million. The Company had owned a one-third interest in the joint venture prior to the transaction. The facility is consolidated into the Company’s financial statements with the remaining partner’s one-third ownership interest recorded as a noncontrolling interest.
     Lease Transactions
     Effective August 1, 2009, the Company amended a lease for four facilities. The amended lease has a term that expires on November 30, 2015 and allows for one 5-year extension. Annual cash base rent will be $2.2 million with an annual rent escalator of 3%. The amended lease will continue to be accounted for as an operating lease.
     On May 26, 2009, the Company amended and restated a master lease agreement (Master Lease) for eleven centers leased through an independent real estate investment trust (Landlord). The Master Lease resulted in the following:
•	Collective annual cash lease payments increased by $2.0 million effective February 1, 2009;

•	The incremental minimum rent is charged annually based upon the minimum rent for the prior fiscal year multiplied by the greater of one plus one-half the percentage increase in the Consumer Price Index or 102.5%;

•	Renovation funds were established for three of the facilities totaling $2.1 million provided by the Landlord for capital improvements and renovations. The minimum rent paid to the Landlord will be increased by 10% for any amount disbursed from the renovation funds in periods subsequent to those disbursements;

•	Two of the leased facilities had their initial lease terms extended by approximately three years;

•	The leases were reevaluated for accounting classification and the Company concluded three of the remaining nine leases previously accounted for as operating leases would now be accounted for as capital leases. The three capital leases had obligations of $29.1 million and $29.8 million at December 31, 2010 and 2009, respectively.
     Amendments to Debt Agreements
     On September 25, 2009, the senior secured credit agreement and the mezzanine term loan agreement were amended. The amendments extended the terms of both of the agreements for five years with a maturity date of September 25, 2014. $40.0 million of senior secured term loan principal was repaid. The senior secured term loan interest rate was initially increased from LIBOR plus 2.00% to LIBOR plus 3.07%. The revolving credit facility was increased from $50.0 million to $75.0 million. The Company incurred $17.1 million of fees associated with the senior secured credit agreement, $13.0 million of which were expensed as a debt extinguishment cost and the remaining $4.1 million is deferred and amortized over the term of the debt.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(4) Certain Significant Risks and Uncertainties
     Revenue Sources
     The Company receives revenues from Medicare, Medicaid, private insurance, self-pay residents, other third-party payors and long-term care facilities that utilize its rehabilitation therapy and other services. The Company’s inpatient services derives approximately 79% of its revenue from the Medicare and various state Medicaid programs.
     The sources and amounts of the Company’s revenues are determined by a number of factors, including licensed bed capacity and occupancy rates of its eldercare centers, the mix of patients and the rates of reimbursement among payors. Likewise, payment for ancillary medical services, including services provided by the Company’s rehabilitation therapy services business, vary based upon the type of payor and payment methodologies. Changes in the case mix of the patients as well as payor mix among Medicare, Medicaid and private pay can significantly affect the Company’s profitability.
     It is not possible to quantify fully the effect of legislative changes, the interpretation or administration of such legislation or other governmental initiatives on the Company’s business and the business of the customers served by the Company’s rehabilitation therapy business. The potential impact of healthcare reform, which would initiate significant reforms to the United States healthcare system, including potential material changes to the delivery of healthcare services and the reimbursement paid for such services by the government or other third party payors, is uncertain at this time. Accordingly, there can be no assurance that the impact of any future healthcare legislation or regulation will not adversely affect the Company’s business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels similar to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. The Company’s financial condition and results of operations will be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.
     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in material compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving material allegations of potential wrongdoing. While no such regulatory inquiries have been made, noncompliance with such laws and regulations can be subject to regulatory actions including fines, penalties, and exclusion from the Medicare and Medicaid programs.
(5) Restricted Cash and Investments in Marketable Securities
     The current portion of restricted cash and investments in marketable securities principally represents an estimate of the level of outstanding self-insured losses the Company expects to pay in the succeeding year through its wholly owned captive insurance company. See note 14 — “Commitments and Contingencies — Loss Reserves For Certain Self-Insured Programs.” Restricted cash also includes $4.4 million of non-captive amounts which represents proceeds from the sale of certain of the Company’s consolidated facilities and cash pledged to secure banking services. The cash proceeds from the sale of consolidated facilities are restricted by the senior secured credit agreement and must be used either (i) to reinvest in assets of like-kind within 180 days of the date of transfer, (ii) to pay down the senior secured term loan, or (iii) to pay for certain permitted capital projects; provided that the aggregate value does not exceed $10.0 million over the term of the senior secured credit agreement and such transfers shall be made for cash in an amount not less than fair market value of the facility so transferred. The Company expects to use the restricted cash to pay for certain permitted capital projects.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Restricted cash and equivalents and investments in marketable securities at December 31, 2010 consist of the following (in thousands):

			Unrealized losses
	Amortized	Unrealized	Less than 12	Greater than
	cost	gains	months	12 months	Fair value

Restricted cash and equivalents:
Cash	$6,626	$—	$—	$—	$6,626
Money market funds	3,756	—	—	—	3,756

Restricted investments in marketable securities:
Mortgage/government backed securities	20,516	277	—	—	20,793
Corporate bonds	9,120	853	(39)	—	9,934
Government bonds	54,323	2,947	(23)	—	57,247

	$94,341	$4,077	$(62)	$—	98,356

Less: Current portion of restricted investments					(43,994)

Long-term restricted investments					$54,362

     Restricted cash and equivalents and investments in marketable securities at December 31, 2009 consist of the following (in thousands):

			Unrealized losses
	Amortized	Unrealized	Less than 12	Greater than
	cost	gains	months	12 months	Fair value

Restricted cash and equivalents:
Cash	$9,457	$—	$—	$—	$9,457
Money market funds	7,678	2	—	—	7,680

Restricted investments in marketable securities:
Mortgage/government backed securities	21,177	314	—	(98)	21,393
Corporate bonds	16,506	470	—	—	16,976
Government bonds	43,433	2,073	—	(299)	45,207

	$98,251	$2,859	$—	$(397)	100,713

Less: Current portion of restricted investments					(41,376)

Long-term restricted investments					$59,337

     Maturities of restricted investments yielded proceeds of $55.6 million, $363.2 million, and $940.9 million for the years ended December 31, 2010, 2009 and 2008, respectively.
     Sales of investments yielded proceeds of $53.2 million, $49.5 million, and $43.5 million for the years ended December 31, 2010, 2009 and 2008, respectively. Associated gross realized gain and (loss) for the year ended December 31, 2010 were $0.7 million and $(0.1) million, respectively. Associated gross realized gain and (loss) for the year ended December 31, 2009 were $0.3 million and $(0.3) million, respectively.
     During the year ended December 31, 2009, the Company determined that the decline in the estimated value of one corporate bond, with an aggregate carrying value of $1.1 million prior to the impairment, was other-than-temporarily impaired. The Company recognized a non-cash, pre-tax impairment charge in investment income of $0.2 million in the year ended December 31, 2009.
     During the year ended December 31, 2008, the Company determined that the decline in the estimated value of four corporate bonds, with an aggregate carrying value of $8.2 million prior to the impairment, were other-than-temporarily

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
impaired. The Company recognized a non-cash, pre-tax impairment charge in investment income of $3.9 million in the year ended December 31, 2008.
     The majority of the Company’s investments are investment grade government and corporate debt securities that have maturities of five years or less, and the Company has both the ability and intent to hold the investments until maturity.
     Restricted investments in marketable securities held at December 31, 2010 mature as follows (in thousands):

	Amortized	Fair
	cost	value

Due in one year or less	$19,614	$20,258
Due after 1 year through 5 years	52,230	54,178
Due after 5 years through 10 years	8,998	9,301
Due after 10 years	3,117	4,237

	$83,959	$87,974

     Actual maturities may differ from stated maturities because borrowers may have the right to call or prepay certain obligations and may exercise that right with or without prepayment penalties.
     The Company has issued letters of credit totaling $71.0 million at December 31, 2010 to its third party administrators and the Company’s excess insurance carriers. Restricted cash of $2.1 million and restricted investments with an amortized cost of $83.1 million and a market value of $86.3 million are pledged as security for these letters of credit as of December 31, 2010.
(6) Property and Equipment
     Property and equipment at December 31, 2010 and 2009 consist of the following (in thousands):

	2010	2009

Land and improvements	$258,188	$255,185
Buildings and improvements	1,630,053	1,549,598
Equipment, furniture and fixtures	197,296	174,615
Construction in progress	11,850	5,153

Gross property and equipment	2,097,387	1,984,551
Less: accumulated depreciation	(279,722)	(197,068)

Net property and equipment	$1,817,665	$1,787,483

     Assets held under capital leases, which are principally carried in building and improvements above, were $329.4 million and $255.6 million at December 31, 2010 and 2009, respectively. Accumulated depreciation on assets held under capital leases was $32.1 million and $19.9 million at December 31, 2010 and 2009, respectively.
     Asset impairment charges of $14.0 million were recognized in the year ended December 31, 2010 associated with the write-down of three underperforming properties. Asset impairment charges of $9.8 million were recognized in the year ended December 31, 2009 associated with the write-down of seven underperforming properties and one closed and held for sale center in which the carrying value was in excess of the sale price. See note 16 — “Asset Impairment Charges — Long-Lived Assets with a Definite Useful Life.”

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(7) Other Long-Term Assets
     Other long-term assets at December 31, 2010 and 2009 consist of the following (in thousands):

	2010	2009

Insurance claims recoverable	$7,184	$13,932
Deferred financing fees, net	11,281	8,779
Deposits and funds held in escrow	26,926	27,129
Investments in unconsolidated affiliates	8,613	9,601
Cost report receivables	1,878	2,888
Other, net	2,768	2,785

Other long-term assets	$58,650	$65,114

     Deferred financing fees are recorded net of accumulated amortization of $7.4 million and $4.4 million at December 31, 2010 and 2009, respectively. Accumulated amortization of $38.2 was adjusted and $4.1 million in deferred financing fees were incurred in connection with the senior secured debt amendment dated September 25, 2009. See note 3 — “Significant Transactions and Events — Amendments to Debt Agreements.”
(8) Goodwill and Identifiable Intangible Assets
     The changes in the carrying value of goodwill are as follows (in thousands):

Total

Balance at January 1, 2009	$119,090

Balance at December 31, 2009
Goodwill	245,041
Accumulated impairment losses	(125,951)

$119,090

Goodwill additions	7,824

Balance at December 31, 2010
Goodwill	252,865
Accumulated impairment losses	(125,951)

$126,914

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Identifiable intangible assets consist of the following at December 31, 2010 and 2009 (in thousands):

		Weighted
		Average Life
	2010	(Years)

Customer relationship assets, net of accumulated amortization of $4,431	$15,427	12
Favorable leases, net of accumulated amortization of $17,321	41,477	16

Indentifiable intangible assets, net	$56,904	15

		Weighted
		Average Life
	2009	(Years)

Customer relationship assets, net of accumulated amortization of $3,153	$16,705	14
Favorable leases, net of accumulated amortization of $14,368	50,166	15

Indentifiable intangible assets, net	$66,871	15

     Acquisition-related identified intangible assets consist of customer relationship assets and favorable lease contracts. Customer relationship assets are being amortized on a straight-line basis over the expected period of benefit. Favorable lease contracts are amortized on a straight-line basis over the lease terms.
     Amortization expense related to identifiable intangible assets for the years ended December 31, 2010, 2009 and 2008 was $6.3 million, $7.3 million and $8.5 million, respectively.
     In 2010, there were adjustments made to favorable lease contracts:
•	The real estate of one favorable operating lease was acquired in May 2010 and its $3.2 million identifiable intangible asset balance was reclassified to property and equipment; and

•	An asset impairment of $0.5 million was recorded for one underperforming favorable operating lease.
     In 2009, there were adjustments made to favorable lease contracts:
•	Two favorable operating leases were amended and determined to be capital leases under the revised terms. A balance of $5.9 million in favorable leases was reclassified to the capital lease building asset; and

•	An asset impairment of $7.6 million was recorded for three underperforming favorable operating leases.
     Based upon amounts recorded at December 31, 2010, total estimated amortization expense of identifiable intangible assets will be $6.0 million in 2011, $5.9 million in 2012, $5.4 million in each of 2013 and 2014, and $4.6 million in 2015.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(9) Long-Term Debt
     Long-term debt at December 31, 2010 and 2009 consists of the following (in thousands):

	2010	2009

Senior secured term loan	$1,295,563	$1,295,563
Mezzanine term loan	375,000	375,000
Capital lease obligations	227,382	163,731
Mortgages and other secured debt (non recourse)	44,454	39,875
Unamortized debt premium on mortgages and other secured debt (non recourse)	366	1,240

	1,942,765	1,875,409

Less:
Current installments of long-term debt	(4,671)	(10,432)

Long-term debt	$1,938,094	$1,864,977

     Senior Secured Credit Facility
     The senior secured credit facility consists of the following subfacilities, as amended: (i) a $1.3 billion senior secured term loan, and (ii) a $75 million revolving credit facility. The Company pays interest monthly on the outstanding loans under the senior secured credit facility.
     Borrowings bear interest at a rate equal to, at the Company’s option, either a base rate or at the one-month London Interbank Offered Rate (LIBOR) plus an applicable margin. The base rate is determined by reference to the highest of (i) a lender-defined prime rate, (ii) the federal funds rate plus 3.0%, and (iii) the sum of LIBOR, not to be less than 2.5%, plus an applicable margin. The applicable margin with respect to LIBOR borrowings is 4.75% at December 31, 2010. This applicable margin increases every anniversary beginning September 25, 2010 through year five with the rate equal to LIBOR plus 5.75%. LIBOR shall have an applicable floor of 1.5% beginning September 25, 2010 through September 25, 2012, and 2.5% thereafter. LIBOR borrowings under the senior secured credit facility bore interest of 6.25% at December 31, 2010.
     Principal amounts outstanding under each of the two subfacilities are due and payable in full at maturity, September 25, 2014.
     The senior secured term loan, as amended, can be voluntarily prepaid at any time. The senior secured term loan is subject to partial mandatory prepayment under certain circumstances, including the Company’s receipt of insurance proceeds received following damage to properties or the receipt of certain proceeds upon the sale of real property. In these circumstances, the proceeds received must be used to prepay the senior secured term loan.
     The senior secured credit agreement requires funds be placed in escrow for property tax and property insurance obligations. In addition, the senior secured credit agreement requires that cash be placed in escrow on a monthly basis (approximately $7.5 million annually) to fund routine maintenance and the replacement of property and equipment. The lender releases funds from this escrow when the Company presents evidence that operating funds have been expended for such routine maintenance and replacement activities. At December 31, 2010 and 2009, $1.3 million and $0.6 million, respectively, is held in escrow for routine maintenance, which is included in prepaid expenses and other current assets.
     All obligations under the senior secured credit facility are secured by a security interest in substantially all of the assets of the Company.
     The senior secured credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to: incur additional indebtedness; provide guarantees; create liens on assets;

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
engage in mergers, acquisitions or consolidations; sell assets; make distributions; make investments, loans or advances; repay indebtedness, except as scheduled or at maturity; engage in certain transactions with affiliates; amend material agreements governing the Company’s outstanding indebtedness; and fundamentally change the Company’s business. The senior secured credit facility agreement requires the Company to meet defined financial covenants, including a maximum consolidated leverage ratio, a minimum consolidated fixed charge coverage ratio, a minimum consolidated project yield and certain customary affirmative covenants, such as financial and other reporting, and certain events of default. At December 31, 2010, the Company is in compliance with all of these covenants.
     Senior secured term loan. The senior secured term loan has been prepaid $1.9 million from proceeds upon the sale of real property and was paid down $40.0 million in connection with a 2009 amendment. The balance at December 31, 2010 is $1,295.6 million.
     Revolving credit facility. The $75 million revolving credit facility, as amended, was established to provide the Company a source of financing to fund general working capital requirements. Borrowings under the revolving credit facility may be in the form of revolving loans or swing line loans. Aggregate outstanding swing line loans have a sub-limit of $10 million. The revolving credit facility also provides a sub-limit of $35 million for letters of credit. Borrowing levels under the revolving credit facility are limited to a borrowing base that is computed based upon the level of Company eligible accounts receivable, as defined. In addition to paying interest on the outstanding principal borrowed under the revolving credit facility, the Company is required to pay a commitment fee to the lenders for any unutilized commitments. The commitment fee rate is 0.5% per annum when the unused commitment is greater than $37.5 million and 0.75% per annum when the unused commitment is less than $37.5 million. As of December 31, 2010, the Company had no outstanding borrowings under the revolving credit facility and had $29.0 million of undrawn letters of credit and other encumbrances, leaving the Company with approximately $46.0 million of borrowing capacity under the revolving credit facility. The revolving credit facility is pre-payable prior to September 25, 2013 but will be subject to a prepayment penalty. A prepayment penalty of 1% of the commitment would apply prior to that date. Any prepayment that occurs after September 25, 2013 is not subject to a prepayment penalty. The revolving credit facility expires on September 25, 2014.
     Mezzanine Term Loan
     The mezzanine term loan of $375 million was outstanding at December 31, 2010. Borrowings bear interest at a rate equal to LIBOR plus 7.5%. Borrowings under the mezzanine term loan bore interest at approximately 7.76% at December 31, 2010. The principal amount is due and payable in full at maturity, September 25, 2014.
     The mezzanine term loan agreement contains both voluntary and mandatory prepayment restrictions subject to prepayment penalties set forth in the agreement. Mandatory termination fees equal to 1% of the $375 million borrowing plus a monthly rate that increases annually from 0.088% in the initial year of the loan to 0.116% in the final year of the loan. During 2010, the Company accrued net termination fees of $5.8 million. The Company must maintain a debt service reserve held by the lender without interest equal to $4.1 million.
     All obligations under the mezzanine term loan are secured by a security interest in substantially all of the assets of the Company, subject to subordination to the senior secured credit facility.
     The mezzanine term loan contains covenants similar to, and no more restrictive than, those required under the senior secured credit agreement. At December 31, 2010, the Company was in compliance with all of these covenants.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Other Debt
     Capital lease obligations. The capital lease obligations represent the present value of minimum lease payments under such capital lease arrangements and bear imputed interest at rates ranging from 7.1% to 19.4% at December 31, 2010, and mature at dates ranging primarily from 2012 to 2031.
     Mortgages and other secured debt (non-recourse). Loans are carried by certain of the Company’s consolidated joint ventures. The loans consist principally of revenue bonds and secured bank loans. Loans are secured by the underlying real and personal property of individual facilities and have fixed or variable rates of interest ranging from 2.5% to 20.2% at December 31, 2010, with maturity dates ranging from 2012 to 2036. Loans are labeled “non-recourse” because neither the Company nor a wholly owned subsidiary is obligated to perform under the respective loan agreements.
     In July 2010, the Company retired $6.6 million of revenue bonds for $5.6 million. Net of $0.6 million of deferred financing fees and discount, the Company recognized a $0.4 million gain on extinguishment of debt.
     The maturity of total debt, excluding capital lease obligations, of $1.7 billion at December 31, 2010 is as follows: $1.1 million in fiscal 2011, $1.2 million in fiscal 2012, $1.2 million in fiscal 2013, $1.7 billion in fiscal 2014, $5.9 million in fiscal 2015 and $21.8 million thereafter.
(10) Leases and Lease Commitments
     The Company leases certain facilities under capital and operating leases. Future minimum payments for the next five years and thereafter under such leases at December 31, 2010 are as follows (in thousands):

Year ending December 31,	Capital Leases	Operating Leases
2011	$25,627	$19,764
2012	25,608	18,505
2013	25,185	14,140
2014	90,194	12,959
2015	18,694	11,069
Thereafter	291,414	13,277

Total future minimum lease payments	476,722	$89,714

Less amount representing interest	(249,340)

Capital lease obligation	227,382
Less current portion	(3,583)

Long-term capital lease obligation	$223,799

     The Company holds fixed price purchase options to acquire the land and buildings of 18 facilities for $119.5 million with expirations ranging from 2014 to 2025. Seven of these options are deemed to be bargain purchases and, consequently, these leases have been classified as capital leases contributing $73.6 million in capital lease obligations of the total $227.4 million at December 31, 2010. The Company also classifies 23 other center leases as capital leases contributing $153.8 million to the capital lease obligation at December 31, 2010.
     The Company and subsidiaries of a real estate investment trust are party to a master lease involving eleven facilities. The master lease does not impact the individual terms and conditions of the six separate operating leases and the five separate capital leases, but establishes cross default and cure provisions if one or more of the eleven individual facilities have an event of default. In addition to facility / tenant level financial, reporting and other covenants contained in the individual operating and capital leases, the master lease establishes certain Company level financial, reporting and other covenants. Pursuant to the master lease, the Company posted $10.9 million of letters of credit as security, principally representing 12 months rent under the six individual operating leases and five individual capital leases. See note 3 — “Significant Transactions and Events — Lease Transactions.”

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Deferred lease balances carried on the consolidated balance sheets represent future differences between accrual basis and cash basis lease costs. Differences between lease expense on an accrual basis and the amount of cash disbursed for lease obligations is caused by unfavorable or favorable lease balances established in connection with the July 13, 2007 transaction are amortized on a straight-line basis over the lease term and lease balances established to account for operating lease costs on a straight-line basis.
     At December 31, 2010 and 2009, the Company had $41.5 million and $50.2 million, respectively, of favorable leases net of accumulated amortization, included in other identifiable intangible assets and $1.6 million and $2.0 million, respectively, of unfavorable leases net of accumulated amortization included in other long-term liabilities on the consolidated balance sheet. The favorable leases will be amortized as an increase to lease expense over the remaining lease terms, which have a weighted average term of 16 years. The unfavorable leases will be amortized as a decrease to lease expense over the remaining lease terms, which have a weighted average term of 5 years.
     Impairment on one favorable lease balances of $0.5 million was recognized in 2010 and impairments on three favorable lease balances of $7.6 million were recognized in 2009 associated with the write-down of underperforming properties. See note 16 — “Asset Impairment Charges — Long-Lived Assets with a Definite Useful Life.”
     The net balance of the straight-line lease adjustment at December 31, 2010 and 2009 of $3.9 million and $1.9 million, respectively, is included in other long-term liabilities on the consolidated balance sheets.
(11) Income Taxes
     Income Tax Provision (Benefit)
     Total income tax expense (benefit) was as follows (in thousands):

	Year ended December 31,
	2010	2009	2008

Continuing operations	$10,138	$17,105	$(37,618)
Discontinued operations	—	(764)	444
Noncontrolling interests	(2,055)	(935)	(937)
Members’ equity	(314)	(3,222)	1,401

Total	$7,769	$12,184	$(36,710)

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     The components of the provision for income taxes on income (loss) from continuing operations for the periods presented were as follows (in thousands):

	Year ended December 31,
	2010	2009	2008

Current:
Federal	$4,937	$—	$—
State	4,725	1,842	741

	9,662	1,842	741

Deferred:
Federal	8,121	17,748	(29,491)
State	(7,645)	(2,485)	(8,868)

	476	15,263	(38,359)

Total	$10,138	$17,105	$(37,618)

     Total income tax expense (benefit) for the periods presented differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income (loss) before income taxes as illustrated below (in thousands):

	Year ended December 31,
	2010	2009	2008

Computed “expected” tax	$12,269	$1,744	$(72,449)
Increase (reduction) in income taxes resulting from:
State and local income taxes, net of federal tax benefit	2,221	(418)	(5,368)
Targeted jobs tax credit	(2,319)	(1,374)	(1,082)
Goodwill impairment	—	—	42,739
Adjustment to net operating loss deferred tax asset, net	—	15,901	—
Adjustment to deferred tax assets, net	(3,712)	—	—
Other, net	1,679	1,252	(1,458)

Total income tax expense (benefit)	$10,138	$17,105	$(37,618)

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2010 and 2009 are presented below (in thousands):

	2010	2009

Deferred Tax Assets:
Accounts receivable	$26,064	$25,169
Accrued liabilities and reserves	74,006	49,245
Net operating loss carryforwards	38,598	51,826
Discounted unpaid loss reserve	7,006	8,363
Dual consolidated loss	11,611	10,703
General business credits	—	7,472
Other	7,276	22,923

Total deferred tax assets	164,561	175,701

Valuation allowance	(21,508)	(28,221)

Deferred tax assets, net of valuation allowance	143,053	147,480

Deferred Tax Liabilities:
Accrued liabilities and reserves	(856)	(1,034)
Net unfavorable leases	(21,934)	(27,434)
Long-lived assets	(325,449)	(330,604)

Total deferred tax liabilities	(348,239)	(359,072)

Net deferred tax liability	$(205,186)	$(211,592)

     Management believes the deferred tax assets at December 31, 2010 and 2009 are more likely than not to be realized. As of December 31, 2010, the Company has exhausted its remaining federal income tax NOL carryforward. The Company’s NOL carryforwards for state and local income tax purposes have a tax value of $38.6 million and expire from 2011 to 2030. These deferred tax assets are subject to a valuation allowance of $21.5 million. The Company expects it will have sufficient taxable income in future periods from the reversal of existing taxable temporary differences and expected profitability such that the remaining NOL, net of valuation allowance, would be utilized within the carryforward period.
     Utilization of deferred tax assets (liabilities) existing at the Company’s October 2, 2001 bankruptcy emergence date must be applied first as a reduction of any Company identifiable intangible assets and, then, as an increase to members’ equity. The Company recorded an increase (decrease) to members’ equity net of the effects of other comprehensive income items for the years ended December 31, 2010, 2009 and 2008 of $1.8 million, $3.4 million, and $(1.4) million, respectively. The Company reduced its federal NOL carryforward by $51.8 million based on information that came to its attention in 2009 regarding the allocation of the NOL at the date of spin-off from a former affiliated company in 2003.
     Uncertain Tax Positions
     As of December 31, 2010 and 2009, the liability for unrecognized tax benefits amounted to $6.3 million and $0.5 million, respectively. During 2009, the Company recognized a $2.6 million decrease in the liability as a result of additional information that came to the Company’s attention and statute of limitations expirations. During 2010, the Company increased its liability as a result of the recognition of a benefit of an uncertain tax position related to a financing fee of $5.4 million.
     The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal and state and local income tax examinations by tax authorities for years prior to 2006.
     The Company believes that it is reasonably possible that its reserve for unrecognized tax positions may increase by $0.5 million by the end of 2011 mainly as a result of additional interest and penalty. The Company records interest and

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
penalties related to unrecognized tax benefits in income tax expense. Total accrued interest and penalties as of December 31, 2010 and 2009 were $0.6 and $0.4 million, respectively.
(12) Related Party Transactions
     The Parent is wholly owned by private equity funds managed by affiliates of Formation Capital, LLC and JER Partners (collectively the Sponsors).
     On November 30, 2010, the Company entered into agreements to lease six skilled nursing facilities and purchase a renal dialysis business, each located in Maryland. The landlord of the properties is a related party affiliate of the Parent. Initial rent will be $7.5 million per year with 2.5% annual escalation. In addition to an annual lease payment, the Company paid $10.3 million in the transaction to acquire the operations of the leased facilities and the dialysis business.
     In December 2009, the Company made an investment of $5.0 million and received a one-third interest in an unconsolidated joint venture affiliated with one of the Company’s Sponsors.
     The Company manages 16 facilities, certain of which are leased and operated by an affiliate of one of the Company’s Sponsors. The affiliate of the Sponsor leases the buildings from an unrelated publicly held real estate investment trust. A management agreement provided $5.2 million and $5.6 million of annual fee revenue in years ended December 31, 2010 and 2009, respectively. Payment of 25% of the management fee is subordinated to the payment of facility rent on certain of the facilities and has been reserved at December 31, 2010. The Company has an outstanding receivable of $5.0 million as of December 31, 2010. Due to concerns over collectability, the receivable has been fully reserved. The Company entered into agreements with the 16 facilities to provide rehabilitation therapy services. The rehabilitation therapy contracts resulted in $12.6 million and $10.7 million of revenue in the years ended December 31, 2010 and 2009, respectively.
     The Company is billed by an affiliate of one of the Company’s Sponsors a monthly fee for the provision of administrative services. The fee is based upon the number of licensed owned, leased and managed beds operated by the Company. Based upon the Company’s current bed count, the fee approximates $3.0 million per annum.
(13) Shareholders’ Equity
     Capital stock
     Total authorized capital stock consists of 1,500 shares, no par value, all of which is issued and outstanding as of December 31, 2010 and 2009 and are held by the Parent. Each share of capital stock is entitled, on all matters for a vote or the consent of holders of the capital stock, to one vote.
     Capital Transaction with the Parent
     During 2010 and 2009, the Company made $36.0 million of cash distributions to the Parent.
(14) Commitments and Contingencies
     Loss Reserves For Certain Self-Insured Programs
     General and Professional Liability and Workers’ Compensation
     The Company uses a combination of insurance and self-insurance mechanisms, including a wholly owned captive insurance subsidiary that is domiciled in Bermuda, to provide for potential liabilities for general and professional liability claims and workers’ compensation claims. Policies are typically written for a duration of twelve months and are measured on a “claims made” basis.
     Excess coverage above self-insured retention limits is provided through third party insurance policies generally in the form of per incident limits and aggregate policy limits for both general and professional liability and workers’ compensation claims.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     As of December 31, 2010, the Company’s estimated range of outstanding losses for these liabilities on an undiscounted basis is $140.8 million to $175.4 million ($134.2 million to $165.9 million net of amounts recoverable from third-party insurance carriers). The Company recorded reserves for these liabilities were $150.4 million as of December 31, 2010. The Company has recorded a $7.2 million insurance claims recoverable from third-party insurance carriers, which is included in other long-term assets in the consolidated balance sheets. The Company includes in current liabilities the estimated loss and loss expense payments that are projected to be satisfied within one year of the balance sheet date.
     The Company, through its wholly owned captive insurance subsidiary has restricted cash and investments in marketable securities of $93.9 million at December 31, 2010, which are substantially restricted to securing the outstanding claim losses insured through the captive.
     Although management believes that the amounts provided in the Company’s consolidated financial statements are adequate and reasonable, there can be no assurances that the ultimate liability for such self-insured risks will not exceed management’s estimates.
     Health Insurance
     The Company offers employees an option to participate in self-insured health plans. Health claims under these plans are self-insured with a stop-loss umbrella policy in place to limit maximum potential liability for individual claims for a plan year. Health insurance claims are paid as they are submitted to the plans’ administrators. The Company maintains an accrual for claims that have been incurred but not yet reported to the plans’ administrators and therefore have not been paid. The liability for the self-insured health plan is recorded in accrued compensation in the consolidated balance sheets. Although management believes that the amounts provided in the Company’s consolidated financial statements are adequate and reasonable, there can be no assurances that the ultimate liability for such self-insured risks will not exceed management’s estimates.
     Financial Commitments
     Requests for providing commitments to extend financial guarantees and extend credit are reviewed and approved by senior management subject to obligational authority limitations. Management regularly reviews outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the need for any reserves for possible credit and guarantee loss.
     The Company has extended $11.5 million in working capital lines of credit to certain jointly owned and managed companies, including certain consolidated VIEs, of which $7.2 million was unused at December 31, 2010. Credit risk represents the accounting loss that would be recognized at the reporting date if the affiliate companies were unable to repay any amounts utilized under the working capital lines of credit. Commitments to extend credit to third parties are conditional agreements generally having fixed expiration or termination dates and specific interest rates and purposes.
     The Company has posted $29.0 million of outstanding letters of credit. The letters of credit guarantee performance to third parties of various trade activities. The letters of credit are not recorded as liabilities on the Company’s consolidated balance sheet unless they are probable of being utilized by the third party. The financial risk approximates the amount of outstanding letters of credit.
     The Company is a party to joint venture partnerships whereby its ownership interests are 50% or less of the total capital of the partnerships. The Company accounts for certain of these partnerships using either the cost or equity method of accounting depending on the percentage of ownership interest, and therefore, the assets, liabilities and operating results of these partnerships are not consolidated with the Company’s. Certain other of the Company’s joint venture partnerships qualify as VIEs, and where the Company is determined to be the primary beneficiary of such arrangements, are consolidated. The carrying value of the Company’s investment in unconsolidated joint venture partnerships is $8.6 million and $9.6 million at December 31, 2010 and 2009, respectively. Although the Company is not contractually obligated to fund operating losses of these partnerships, in certain cases it has extended credit to such joint venture partnerships in the past and may decide to do so in the future in order to realize economic benefits from its joint venture relationship. Management assesses the creditworthiness of such partnerships in the same manner it does other third parties. The underlying debt obligations of the Company’s consolidated VIEs are non-recourse to it. Guarantees are not recorded as liabilities on the Company’s consolidated balance sheet unless it is required to perform

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
under the guarantee. Credit risk represents the accounting loss that would be recognized at the reporting date if the counterparties failed to perform completely as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that no amounts could be recovered from other parties.
     Legal Proceedings
     The Company is a party to litigation and regulatory investigations arising in the ordinary course of business. Management does not believe the results of such litigation and regulatory investigations, even if the outcome is unfavorable, would have a material adverse effect on the results of operations, financial position or cash flows of the Company.
     Conditional Asset Retirement Obligations
     Certain of the Company’s real estate assets contain asbestos. The asbestos is believed to be appropriately contained in accordance with environmental regulations. If these properties were demolished or subject to renovation activities that disturb the asbestos, certain environmental regulations are in place, which specify the manner in which the asbestos must be handled and disposed.
     At December 31, 2010, the Company has a liability for the fair value of the asset retirement obligation associated primarily with the cost of asbestos removal aggregating approximately $4.3 million, which is included in other long-term liabilities. The liability for each facility will be accreted to its present value, which is estimated to approximate $16.4 million through the estimated settlement dates extending from 2011 through 2042. Due to the time over which these obligations could be settled and the judgment used to determine the liability, the ultimate obligation may differ from the estimate. Upon settlement, any difference between actual cost and the estimate is recognized as a gain or loss in that period.
     Annual accretion of the liability and depreciation expense is recorded each year for the impacted assets until the obligation year is reached, either by sale of the property, demolition or some other future event such as a government action.
     The changes in the carrying amounts of the Company’s asset retirement obligations for the years ended December 31, 2010 and 2009 are as follows (in thousands):

Asset retirement obligations, January 1, 2009	$4,522

Asset retirement obligations settled	(565)
Accretion expense	292

Asset retirement obligations, December 31, 2009	$4,249

Asset retirement obligations settled	(269)
Accretion expense	294
Asset retirement obligations incurred	50

Asset retirement obligations, December 31, 2010	$4,324

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Employment Agreements
     The Company has employment agreements and arrangements with its executive officers and certain members of management. The agreements generally continue until terminated by the executive or the Company, and provide for severance payments under certain circumstances.
(15) Fair Value of Financial Instruments
     The Company’s financial instruments consist primarily of cash and equivalents, restricted cash, trade accounts receivable, investments in marketable securities, accounts payable, short and long-term debt and derivative financial instruments.
     The Company’s financial instruments, other than its trade accounts receivable and accounts payable, are spread across a number of large financial institutions whose credit ratings the Company monitors and believes do not currently carry a material risk of non-performance. Certain of the Company’s financial instruments, including its interest rate swap and cap arrangements, contain an off-balance-sheet risk.
     Recurring Fair Value Measures
     Fair value is defined as an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date). The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as shown below. An instrument’s classification within the fair value hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Level 1 —	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 —	Inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the asset or liability.

Level 3 —	Inputs that are unobservable for the asset or liability based on the Company’s own assumptions (about the assumptions market participants would use in pricing the asset or liability).
     The tables below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands):

	Fair Value Measurements at Reporting Date Using
		Quoted Prices in		Significant
		Active Markets for	Significant Other	Unobservable
	December 31,	Identical Assets	Observable Inputs	Inputs
	2010	(Level 1)	(Level 2)	(Level 3)

Assets:
Cash and equivalents	$122,816	$122,816	$—	$—
Restricted cash	10,382	10,382	—	—

Restricted investments in marketable securities
Mortgage/government backed securities	20,793	20,793	—	—
Corporate bonds	9,934	9,934	—	—
Government bonds	57,247	57,247	—	—

Derivative financial instruments
Interest rate cap on loans with recourse	600	—	600	—
Interest rate cap on non-recourse VIE loan	58	—	58	—

Total	$221,830	$221,172	$658	$—

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements

	Fair Value Measurements at Reporting Date Using
		Quoted Prices in		Significant
		Active Markets for	Significant Other	Unobservable
	December 31,	Identical Assets	Observable Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)

Assets:
Cash and equivalents	$109,573	$109,573	$—	$—
Restricted cash	17,137	17,137	—	—

Restricted investments in marketable securities
Mortgage/government backed securities	21,393	21,393	—	—
Corporate bonds	16,976	16,976	—	—
Government bonds	45,207	45,207	—	—

Total	$210,286	$210,286	$—	$—

Liabilities:
Derivative financial instruments
Interest rate swap and cap on loans with recourse	$30,953	$—	$30,953	$—
Interest rate swap on non-recourse VIE loan	86	—	86	—

Total	$31,038	$—	$31,038	$—

     The Company uses a swap and a cap to manage its interest rate risk. The fair value of the interest rate swap and cap is determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the swap and cap. The variable interest rates used in the calculation of projected receipts on the swap and cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. The Company incorporates credit valuation adjustments to reflect appropriately both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, and guarantees. The discounted cash flow model does not involve significant management judgment and does not incorporate significant unobservable inputs. Accordingly, the Company classifies its interest rate swap and cap valuations within Level 2 of the valuation hierarchy.
     The Company places its cash and equivalents and restricted investments in marketable securities in quality financial instruments and limits the amount invested in any one institution or in any one type of instrument. The Company has not experienced any significant losses on its cash. For the years ended December 31, 2009 and 2008, the Company determined that the decline in the estimated value of certain corporate bonds were other-than-temporarily impaired. The Company recognized a non-cash, pre-tax impairment charge in investment income of $0.2 million and $3.9 million, respectively, based on quoted prices, which the Company believes qualify as a Level 1 measurement.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Debt Instruments
     The table below shows the carrying amounts and estimated fair values of the Company’s primary long-term debt instruments:

	2010		2009
	Carrying Value	Fair Value	Carrying Value	Fair Value

Senior secured term loan	$1,295,563	$1,249,201	$1,295,563	$1,295,563
Mezzanine term loan	375,000	365,361	375,000	375,000
Mortgages and other secured debt (non recourse)	44,454	42,576	39,875	43,949

	$1,715,017	$1,657,138	$1,710,438	$1,714,512

     The fair value of debt is based upon market prices or is computed using discounted cash flow analysis, based on the Company’s estimated borrowing rate at the end of each fiscal period presented. The Company believes that the inputs to the pricing models qualify as Level 2 measurements.
     Derivative Instruments and Hedging Activities
     The senior secured credit facility agreement and the mezzanine term loan agreement required the Company to enter into financial instruments to protect against fluctuations in interest rates for a notional amount equal to the combined outstanding principal balance of the senior secured credit facility and the mezzanine term loan such that LIBOR does not exceed 6.5%.
     These contracts are not designated for hedge accounting treatment, and therefore, the Company records the fair value (estimated unrealized gain or loss) of the agreements as an asset or liability and the change in any period as an adjustment to interest expense in the consolidated statements of operations. Realized gains and losses associated with these contracts are recorded as adjustments to interest expense each reporting period. The counterparties to the derivative financial instruments are major financial institutions. The Company does not use derivative financial instruments for any trading or speculative purposes.
     The Company satisfied its requirement to hedge its exposure to interest rate volatility with an interest rate swap and an interest rate cap arrangement. The interest rate swap and cap agreement expired on July 13, 2010.
     Upon expiration of the previous derivative arrangements, the Company entered into an interest rate cap agreement. The interest rate cap has a notional of approximately $1.7 billion. The Company is exposed to the impact of interest rate changes because its long-term debt bears interest at a variable rate. Under this cap agreement, the Company receives variable interest rate payments when the one-month LIBOR rises above 3.0%. The interest rate cap agreement effectively limits the exposure to rising interest rates to 3% on approximately $1.7 billion of variable rate debt at December 31, 2010. The Company paid fees of $6.2 million at the inception of the interest rate cap agreement, which will be amortized to interest expense over the term of the agreement. The fair value of the interest rate cap agreement at December 31, 2010 is recorded as an asset of $0.6 million with changes in fair value recorded to interest expense. The interest rate cap agreement expires on July 14, 2012. The counterparty to the interest rate cap agreement is a major institutional bank.
     The Company is exposed to credit loss, in the event of nonperformance by the counterparties to the interest rate swap and interest rate cap agreements. As of December 31, 2010, the Company does not anticipate nonperformance by the counterparties to these agreements and no material loss would be expected from any such nonperformance.
     The Company consolidates one VIE having an interest rate swap agreement that expired in July 2010 upon the refinancing of that VIE’s mortgage debt. In connection with the refinancing of its debt, the VIE entered into an interest rate cap agreement. The VIE is exposed to the impact of interest rate changes because its long-term debt bears interest at a variable rate. The VIE’s obligation under the interest rate cap agreement is non-recourse to the Company. The interest rate cap agreement effectively limits the exposure to rising interest rates to 7.0% on approximately $6.2 million of

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
variable rate mortgage debt at December 31, 2010. The fair value of the VIE’s interest rate cap agreement at December 31, 2010 is recorded as an asset of $0.1 million with changes in fair value recorded to interest expense. The interest rate cap agreement expires in July 2015. The counterparty to the interest rate cap agreement is a major institutional bank.
     The VIE’s objective in managing exposure to interest rate changes is to limit the impact of such changes on its earnings and cash flows and to lower its overall borrowing costs. The VIE does not enter into such arrangements for trading purposes. Such instruments are recognized on the consolidated balance sheet at fair value.
     The following tables reflect the balance sheet classification and fair value of derivative instruments on a gross basis as of December 31, 2010 and 2009 (dollars in thousands):

	Derivatives
	Year Ended December 31,
	2010
	Balance Sheet	Fair
	Classification	Value
Derivatives not designated as hedging instruments
Interest rate cap on non-recourse VIE loan	Other long-term assets	$58
Interest rate cap on loans with recourse	Other long-term assets	$600

	Derivatives
	Year Ended December 31,
	2009
	Balance Sheet	Fair
	Classification	Value
Derivatives designated as hedging instruments
Interest rate swap on non-recourse VIE loan	Other long-term liabilities	$86
Derivatives not designated as hedging instruments
Interest rate swap and cap on loans with recourse	Other long-term liabilities	$30,953
     During the year ended December 31, 2010, 2009 and 2008, the Company recognized non-cash interest (income) expense of $(31.6) million, $(33.9) million and $24.6 million, respectively, on its interest rate derivatives.
     Non-Recurring Fair Value Measures
     The Company recently applied the fair value measurement principles of GAAP to certain of its non-recurring nonfinancial assets in connection with an impairment test required under GAAP.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     The following table presents the Company’s hierarchy for nonfinancial assets measured at fair value on a non-recurring basis (dollars in thousands):

		Significant	Impairment Charges
	Carrying Value	Unobservable Inputs	Year Ended
	December 31, 2010	(Level 3)	December 31, 2010

Assets:
Goodwill	$126,914	$126,914	$—
Intangible assets	56,904	56,904	470

		Significant	Impairment Charges
	Carrying Value	Unobservable Inputs	Year Ended
	December 31, 2009	(Level 3)	December 31, 2009

Assets:
Goodwill	$119,090	$119,090	$—
Intangible assets	66,871	66,871	7,612
     The fair value of intangible assets is determined using a discounted cash flow approach. The Company estimates the fair value using the income approach (which is a discounted cash flow technique). These valuation methods required management to make various assumptions, including, but not limited to, assumptions related to future profitability, cash flows and discount rates. The Company’s estimates are based upon historical trends, management’s knowledge and experience and overall economic factors, including projections of future earnings potential.
     Developing discounted future cash flows in applying the income approach requires the Company to evaluate its intermediate to longer-term strategies, including, but not limited to, estimates about revenue growth, operating margins, capital requirements, inflation and working capital management. The development of appropriate rates to discount the estimated future cash flows requires the selection of risk premiums, which can materially impact the present value of future cash flows.
     The Company estimated the fair value of acquired intangible assets using discounted cash flow techniques which included an estimate of future cash flows, consistent with overall cash flow projections used to determine the purchase price paid to acquire the business, discounted at a rate of return that reflects the relative risk of the cash flows.
     The Company believes the estimates and assumptions used in the valuation methods are reasonable.
(16) Asset Impairment Charges
     Long-Lived Assets with a Definite Useful Life
     In the fourth quarter of 2010 and 2009, the Company’s long-lived assets with a definite useful life were tested for impairment at the lowest levels for which there are identifiable cash flows. The Company estimated the future net undiscounted cash flows expected to be generated from the use of the long-lived assets and then compared the estimated undiscounted cash flows to the carrying amount of the long-lived assets. The cash flow period was based on the remaining useful lives of the primary asset in each long-lived asset group, principally a building in the inpatient segment and customer relationship assets in the rehabilitation therapy services segment. The result of the analyses indicated that the estimated undiscounted cash flows exceeded the carrying amount of the long-lived assets in all but four and eight facilities in the inpatient segment for 2010 and 2009, respectively. No impairment was noted in carrying value of long-lived assets in the rehabilitation therapy services segment. For 2010, the Company estimated the fair value of each of the four facilities and recognized impairment charges totaling $14.5 million for two owned and two leased facilities for which the estimated fair value was less than the carrying value. For 2009, the Company estimated the fair value of each of the seven facilities and one closed and held for sale facility and recognized impairment charges totaling $17.4 million for four owned and four leased facilities for which the estimated fair value was less than the carrying value.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Consolidated Financial Statements
     Goodwill
     The Company attributes all of its goodwill to the inpatient services segment. The Company performs a test for impairment of its goodwill when factors indicating the potential for impairment are present, but under no condition less than annually. The test consists of two steps for determining goodwill impairment. In step one of the impairment analyses; the Company determines the fair value of the inpatient services segment. Step two is only necessary if test one is deemed failed. In step two of the impairment analysis, the Company allocates the fair value of the inpatient services reporting units to all tangible and intangible assets and liabilities in a hypothetical sale transaction to determine the implied fair value of the respective reporting unit’s goodwill.
     The Company performed its annual goodwill impairment test as of September 30, 2010 and 2009 and determined that no impairment was necessary.
(17) Subsequent Events
     On March 22, 2011, the Company’s Sponsors declared and the Company made a cash distribution of $9.0 million to the Parent.
     Joint Venture Transactions
     In March 2011, the Company paid $7.2 million to acquire outside ownership interest in three West Virginia joint ventures currently consolidated by the Company. The Company is still in the process of acquiring 100% ownership in each of these entities.
     On January 1, 2011, the Company acquired the remaining 50% ownership interest in a joint venture partnership which operates an assisted living facility in Delaware through assumption of the noncontrolling interest’s portion of the facility’s debt and working capital obligations. The Company had previously owned 50% of the joint venture that is accounted for as a consolidated VIE. Accordingly, the acquisition will not have a material impact on the Company’s results of operations, financial position or cash flows from operations.
     Transactions with a Real Estate Investment Trust (REIT)
     The Parent has entered into a definitive purchase agreement with a REIT pursuant to which the Parent will sell 100% of the equity interests of the Company to the REIT for a purchase price of $2.4 billion (the Sale Transaction). Of the skilled nursing and assisted living centers the Company currently operates, it indirectly owns (1) 137 senior housing and care facilities (134 in fee simple and three pursuant to ground leases) and (2) the leasehold interests in and option to purchase seven senior housing and care facilities which are to be included with assets acquired under the Sale Transaction. Prior to closing, the Company will (a) contribute the assets, liabilities and equity interests relating to (i) the business of operating and managing senior housing and care facilities, (ii) joint venture entities and (iii) other ancillary businesses to a newly formed subsidiary of the Company (OpCo), and then (b) distribute all of the equity interests of OpCo to the members of the Parent in a taxable spin-off. Closing is expected to occur in the second quarter of 2011, subject to various closing conditions.
     Contemporaneously with the closing of the Sale Transaction, an indirect subsidiary of OpCo (Tenant) will enter into a master lease (the REIT Master Lease) with a subsidiary of the REIT. Tenant will operate the 137 owned or ground leased facilities under the REIT Master Lease and an affiliate of Tenant will enter into a pass through master sub-sublease under which such affiliate will operate the seven leased facilities. The REIT Master Lease is supported by a guaranty from OpCo.
     The Company has evaluated subsequent events from the balance sheet date through March 25, 2011, the date at which the consolidated financial statements were available to be issued, and determined there are no other items to disclose.